Kevin A. McLean Law Corporation
Suite 1800-999 Hastings St W,
Vancouver, BC, V6C 2W2
Telephone: 604.682.3734
www.kmcleanlaw.com

KEVIN A. MCLEAN LAW CORPORATION

liquidation of the Company.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. The Company's Articles of Incorporation presently provide the authority to the Company to issue 200,000,000 shares of common stock, with a par value of $0.001 per share.

7. Under the applicable law of the State of Nevada (including statutory, regulatory and case law), the 10,000,000 shares of common stock of the Company being registered pursuant to the Registration Statement) were duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable and, when sold as contemplated in the Registration Statement, will continue to be validly issued, fully paid and non-assessable.

We consent to filing this opinion as an exhibit to the Company's Form S-1 registration statement and also consent to the reference to our name in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

KEVIN A. MCLEAN LAW CORPORATION

Per:

Kevin A. McLean, B.A., J.D., CIM
Barrister and Solicitor